Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 10, 2012

Relating to Preliminary Prospectus dated May 8, 2012

Registration No. 333-179956

This issuer free writing prospectus dated May 10, 2012 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 8, 2012 (including the base prospectus dated May 2, 2012 (File No. 333-179956) and the documents incorporated by reference therein) relating to these securities (the “Preliminary Prospectus Supplement”).

The following information supplements and updates the information contained in the “Use of Proceeds” section of the Preliminary Prospectus Supplement:

The Company intends to use the net proceeds from the offering to redeem an equivalent amount of its outstanding 8 7/8% Series A Cumulative Redeemable Preferred Stock. Pending such redemption the net proceeds will be used to reduce amounts outstanding under its secured revolving credit facility. The Company also intends to redeem additional amounts of its Series A Preferred Stock, from time to time, in the near term.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a related prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the Underwriters or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and related prospectus if you request it by calling MLV & Co. LLC at 1-212-542-5882.